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                                                                  EXHIBIT 10.139


                     [MEGO MORTGAGE CORPORATION LETTERHEAD]




                                   [PEC LOGO]

                         PREFERRED EQUITIES CORPORATION

         4310 Paradise Road, Las Vegas, NV 89109-6597 o 702.737.3700 o
                  Toll Free 1.800.634.6431 o Fax 702.369.4398


April 22, 1998


Mr. Jeff S. Moore, President
Mego Mortgage Corporation
1000 Parkwood Circle - 5th Floor
Atlanta, GA  30339


Dear Mr. Moore:

Reference is made to the Services and Consulting Agreement, between Mego Mortgage Corporation ("Mego Mortgage") and Preferred Equities Corporation ("PEC") dated as of September 1, 1996 (the "Agreement"). This is to advise that Mego Financial Corp., the corporate parent of PEC, has entered into an Agreement and Plan of Merger dated as of March 25, 1998, with Sycamore Partners, LLC. The merger is expected to be effective within the next two months and the merger agreement requires Mego Financial Corp. to cause PEC to terminate the Agreement on or prior to the merger date.

this letter shall constitute notice of termination of the Agreement. Such termination shall be effective on the date of the completion of the merger or in 90 days from the date hereof, whichever is sooner.

At the time of the termination all amounts due from Mego Mortgage to PEC for services performed under the terms of the Agreement shall be paid in full.

Please indicate your agreement with the foregoing by executing a copy of this letter in the space provided below and returning it to the undersigned at your earliest convenience.


Sincerely,

PREFERRED EQUITIES CORPORATION

/s/ FREDERICK H. CONTE

Frederick H. Conte
Executive Vice President


Accepted and Approved:

MEGO MORTGAGE CORPORATION

By: /s/ JEFF S. MOORE
    -------------------------
    Jeff S. Moore, President


Date:    4-28-98
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